EXHIBIT 99.1

FOR RELEASE	FOR MORE INFORMATION, CONTACT
April 28, 2026	Lisa F. Campbell | EVP | Chief Financial Officer
F&M Bank Corp.	540-896-1705
OTCQX:	FMBM : fmbankva.com

F&M BANK CORP. REPORTS
FIRST QUARTER 2026 EARNINGS AND QUARTERLY DIVIDEND

Net income rose 31.3% in a year‑over‑year comparison; and the Company experienced growth in assets, loans, and deposits on both a linked quarter and year-to-year basis.

See associated, unaudited summary consolidated financial data for additional information.

Timberville, VA / April 28, 2026 . . . F&M Bank Corp. (the “Company” or “F&M”), (OTCQX: FMBM), the parent company of Farmers & Merchants Bank (“F&M Bank” or the “Bank”), reported strong earnings for the quarter ended March 31, 2026.

Net income was $3.23 million, or $0.91 per share, for first quarter 2026, compared to net income of $2.88 million, or $0.81 per share, reported for fourth quarter 2025, and net income of $2.46 million, or $0.70 per share, reported for first quarter 2025.

At March 31, 2026, the Company had total assets of $1.41 billion, total loans of $896.9 million, and total deposits of $1.28 billion. This reflects growth of $35.2 million, or 2.56%, in total assets, $10.6 million, or 1.20%, in total loans, and $29.9 million, or 2.40%, in total deposits since December 31, 2025.

“This strong start to 2026 represents a continuation of the momentum we established in 2025,” said CEO Mike Wilkerson. “First quarter earnings reflect consistent execution across a diversified business model that does not rely on any single driver for success, as well as our disciplined approach to balance sheet and interest rate management. We continue to focus on our core strengths, where long‑standing relationships and deep market knowledge are key differentiators for us. These strengths include agricultural, commercial, and mortgage lending, and increasingly commercial real estate lending.

“An important contributor to our strong performance has been our ability to attract experienced, high-quality talent. As our reputation as a strong community bank spreads, we have recruited veteran bankers into key roles. This experience and depth are vital to everyone we serve in the Shenandoah Valley and will be important as we establish a presence in Fauquier County.

“F&M has been growth‑oriented since the day we opened our doors in 1908, and that mindset remains central to who we are today. We consider it an obligation to pursue thoughtful, sustainable growth while serving our customers, communities, and shareholders. Our first quarter performance demonstrates the durability of our approach and positions us well to continue building on that momentum in the years ahead.”

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FIRST QUARTER HIGHLIGHTS

Key highlights for first quarter 2026 include:

•	Net income was $3.23 million, or $0.91 per share, an increase of $343,000, or 11.9%, from fourth quarter 2025 and an increase of $769,000, or 31.3%, from first quarter 2025.
•

Return on average assets was 0.94% for first quarter 2026, compared to 0.83% for fourth quarter 2025 and 0.76% for first quarter 2025. Return on average equity improved to 12.18%, compared to 10.99% for fourth quarter 2025.

•

Net interest margin grew to 3.56% for first quarter 2026, compared to 3.40% for fourth quarter 2025 and 3.15% for first quarter 2025. Net interest income totaled $11.43 million, an increase of $369,000, or 3.34%, from the linked quarter and an increase of $2.0 million, or 21.02%, from first quarter 2025.

•

Total assets were $1.41 billion as of March 31, 2026, an increase of $35.2 million, or 2.56%, from $1.37 billion as of December 31, 2025. Net loans held for investment grew to $896.9 million, an increase of $10.6 million, or 1.2%, during the quarter. Total deposits were $1.28 billion at quarter-end, increasing by $29.9 million, or 2.40%, from December 31, 2025, with growth in both noninterest‑bearing and interest-bearing deposits.

•

Asset quality continued to improve. Non-performing assets totaled $4.85 million as of March 31, 2026, a decrease of $1.2 million, or 19.77%, from December 31, 2025, and a decrease of $4.18 million, or 46.27%, from March 31, 2025. Non-performing assets represented 0.34% of total assets as of March 31, 2026, compared to 0.44% as of December 31, 2025, and 0.69% as of March 31, 2025.

•	A provision for credit losses of $309,000 was recognized during first quarter 2026, compared to a provision of $1.1 million in fourth quarter 2025 and a recovery of $104,000 in first quarter 2025.
•

Book value per share and tangible book value per share¹ increased to $29.98 and $29.10, respectively, on March 31, 2026, representing linked‑quarter increases of 1.77% and 1.83%, respectively, and year‑over‑year increases of 17.02% and 17.65%, respectively.

•

Liquidity remained strong, with cash and cash equivalents, unpledged investment securities, and loans held for sale totaling $313.9 million on March 31, 2026, representing 22.28% of total assets, compared to $289 million, or 21.04% of total assets, at December 31, 2025.

2

FIRST QUARTER 2026 INCOME STATEMENT REVIEW

Overview

Net income for first quarter 2026 was $3.23 million, or $0.91 per share, an increase of $343,000, or $0.10 per share, from fourth quarter 2025 and an increase of $769,000, or $0.21 per share, from first quarter 2025. Return on average assets improved to 0.94% for first quarter 2026, compared to 0.83% for fourth quarter 2025 and 0.76% for first quarter 2025. Return on average equity was 12.18% for first quarter 2026, compared to 10.99% for the linked quarter and 11.31% for first quarter 2025.

Net Interest Income

Net interest income totaled $11.43 million for first quarter 2026, an increase of $369,000, or 3.34%, from fourth quarter 2025 and an increase of $2 million, or 21.02%, from first quarter 2025. The linked‑quarter increase was driven primarily by a decrease in interest expense of $498,000, partially offset by a $129,000 decrease in interest income. The year‑over‑year increase in net interest income was primarily the result of loan growth, which contributed to a $1.23 million increase in interest income, along with a $756,000 decrease in interest expense. The decrease in interest expense in both comparisons was driven by a shift from higher-cost time deposits to lower-cost interest checking and money market accounts.

Net interest margin grew to 3.56% for first quarter 2026, compared to 3.4% for fourth quarter 2025 and 3.15% for first quarter 2025. Yield on earning assets was 5.44% for first quarter 2026, compared to 5.42% for fourth quarter 2025 and 5.43% for first quarter 2025. Cost of funds declined to 1.94%, a decrease of 13 basis points from fourth quarter 2025 and 36 basis points from first quarter 2025.

Provision for Credit Losses

The Bank recorded a provision for credit losses of $309,000 during first quarter 2026, compared to a provision of $1.1 million in fourth quarter 2025 and an increase from the recovery of $104,000 in first quarter 2025. The first quarter 2026 provision included $289,000 for loans held for investment and $20,000 for unfunded loan commitments. The decrease in the provision compared to fourth quarter 2025 was driven primarily by a $918,000 decline in net charge‑offs, partially offset by loan growth of $10.6 million since December 31, 2025. The increase compared to first quarter 2025 reflected loan growth of $10.6 million during first quarter 2026, compared to a decline of $12.9 million in first quarter 2025.

Noninterest Income

Total noninterest income was $2.9 million for first quarter 2026, compared to $2.8 million for both fourth quarter 2025 and first quarter 2025. The $99,000 increase from fourth quarter 2025 was primarily attributable to increases of $150,000 in wealth management income and $89,000 in title insurance income, partially offset by decreases of $60,000 in mortgage banking income, $53,000 in card services and interchange income, and $79,000 in other operating income. Compared to first quarter 2025, the $50,000 increase was primarily driven by higher title insurance income and increased service charges on deposit accounts, partially offset by lower mortgage banking income.

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Noninterest Expenses

Noninterest expenses totaled $10.3 million for first quarter 2026, compared to $9.5 million for both fourth quarter 2025 and first quarter 2025. The $851,000 increase compared to the linked quarter was primarily driven by higher salaries and employee benefits, increased legal and professional fees, and higher data processing expenses, partially offset by declines in ATM and check card fees and other operating expenses. The $789,000 increase compared to first quarter 2025 was primarily attributable to increased compensation and legal and professional fees, partially offset by a reduction in FDIC insurance expense.

FIRST QUARTER 2026 BALANCE SHEET REVIEW

Total assets were $1.41 billion at March 31, 2026, an increase of $35.2 million, or 2.56%, from December 31, 2025. Net loans held for investment increased $10.6 million, or 1.2%, during first quarter 2026, to $896.9 million. Loan growth during the quarter was driven primarily by increases of $8.4 million in residential mortgage loans, $6.4 million in multifamily residential loans, $4.4 million in commercial and industrial loans, $2.9 million in loans secured by farmland, and $2.8 million in other construction and land development loans. These increases were partially offset by declines of $6.7 million in owner‑occupied commercial real estate loans, $4.3 million in residential construction loans, and $7.2 million in automobile loans. All remaining loan categories increased by $3.9 million in total.

Investment securities increased $5.2 million, or 1.5%, during first quarter to $350.5 million. The increase reflected purchases of $14.9 million, partially offset by $8.9 million in paydowns of U.S. agency mortgage‑backed securities. The average yield on the bond purchases in first quarter 2026 was 4.71%. Other changes included net premium amortization of $69,000 and a $730,000 increase in unrealized losses within the securities portfolio. Total unrealized losses increased to $21.8 million as of March 31, 2026, compared to $21.0 million at December 31, 2025.

Total deposits were $1.28 billion on March 31, 2026, an increase of $29.9 million, or 2.40%, from December 31, 2025. The increase reflected growth of $10.9 million, or 3.92%, in noninterest‑bearing deposits and $18.9 million, or 1.96%, in interest‑bearing deposits during the quarter.

Shareholders’ equity increased $1.9 million, or 1.83%, to $106.7 million as of March 31, 2026. The increase was driven by $3.2 million in net income, $104,000 related to shares issued, and $99,000 in stock‑based compensation expense, partially offset by $925,000 in dividends paid and $586,000 in other comprehensive loss. Book value per share increased from $29.46 at December 31, 2025, to $29.98 at March 31, 2026, while tangible book value per share1 increased from $28.58 to $29.10 over the same period.

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LIQUIDITY

On‑balance sheet liquid assets, including cash and cash equivalents, unpledged investment securities, and loans held for sale, totaled $313.9 million on March 31, 2026, representing 22.28% of total assets, compared to $289 million, or 21.04% of total assets, at December 31, 2025.

In addition to on‑balance sheet liquidity, the Bank had access to significant off‑balance sheet liquidity sources. As of March 31, 2026, available unsecured federal funds lines totaled $90 million. The Bank also maintained a secured line of credit with the Federal Home Loan Bank with available borrowing capacity of $201.4 million, secured by a blanket lien on qualifying loans. In addition, the Bank pledged securities with a collateral value of $113.1 million to the Federal Reserve Bank discount window, which may be used for overnight borrowings.

LOAN PORTFOLIO

The Company’s loan portfolio remains diversified. Residential mortgage loans totaled $257.7 million on March 31, 2026, representing 28.73% of total loans. Total commercial real estate loans, including both owner‑occupied and non‑owner‑occupied properties, totaled $206.4 million, or 23.01% of total loans. The outstanding balance of automobile loans originated through the dealer finance division totaled $69.9 million, representing 7.80% of the loan portfolio.

Additional details regarding loan portfolio composition as of March 31, 2026, and for the preceding four quarters are provided under the heading “Loan Data” in the tables accompanying this release.

ASSET QUALITY AND ALLOWANCE FOR CREDIT LOSSES

Asset quality metrics continued to improve during first quarter 2026. Nonperforming loans as a percentage of total loans declined to 0.54% as of March 31, 2026, from 0.68% as of December 31, 2025. Net charge‑offs as a percentage of average loans were 0.09% for first quarter 2026, compared to 0.50% for fourth quarter 2025.

The allowance for credit losses on loans, or ACLL, totaled $7.9 million at March 31, 2026, an increase of $92,000, or 1.18%, from December 31, 2025. The increase reflected overall growth in loans held for investment of $10.6 million during the quarter. The impact of overall portfolio growth was mitigated by changes in loan portfolio composition. Growth was concentrated in historically strong-performing segments such as farmland and residential mortgage lending, while balances in higher-risk segments, including construction and automobile loans, declined. The reserve for unfunded loan commitments totaled $786,000 as of March 31, 2026, compared to $766,000 as of December 31, 2025.

DIVIDEND DECLARATION

On April 28, 2026, our Board of Directors declared a dividend of $0.26 per share to common shareholders. Based on our most recent trade price of $31.45 per share, this constitutes a 3.31% yield on an annualized basis. The dividend will be paid on May 29, 2026, to shareholders of record as of May 15, 2026.

1 Tangible book value per share is a non-GAAP financial measure. Further information can be found under the heading “Non-GAAP Financial Measures” and in the non-GAAP reconciliation table accompanying this release.

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ABOUT US

F&M Bank Corp. is an independent, locally owned, financial holding company offering a full range of financial services through our subsidiary, Farmers & Merchants Bank’s (F&M Bank), fourteen banking offices in Rockingham, Shenandoah, and Augusta counties, Virginia, and the cities of Winchester and Waynesboro, Virginia. The Company also owns VSTitle, a title company subsidiary. Founded in 1908 as a community venture to serve the farmers and merchants of the Shenandoah Valley, where both the Company and the Bank are headquartered, F&M Bank remains as committed as ever to the success of the agricultural industry, small business ventures, and the nonprofit sector.F&M’s values, which are gregarious, resolute, original, and wholehearted (G.R.O.W.), combined with our brand pillars of sustenance, security, and enrichment, shape the Company’s decision-making, philanthropy, and volunteerism. The only publicly traded organization based in Rockingham County, we offer a diverse suite of financial products and services, and a strong team dedicated to living our mission of being the financial partner of choice in the Shenandoah Valley, both today and tomorrow, as we have been since 1908. Additional information may be found by visiting our website, fmbankva.com.

NON-GAAP FINANCIAL MEASURES

The accounting and reporting policies of the Company conform to U.S. generally accepted accounting principles (“GAAP”) and prevailing practices in the banking industry. However, management uses certain non-GAAP measures, including tangible book value per share, to supplement the evaluation of the Company’s financial condition and performance. Management believes presentation of these non-GAAP financial measures provides useful supplemental information that is essential to a proper understanding of the Company’s operating results. These non-GAAP disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. A definition of tangible book value per share is included in the footnotes to the table accompanying this release.

FORWARD-LOOKING STATEMENTS

This press release may contain “forward-looking statements” as defined by federal securities laws, which are subject to significant risks and uncertainties. These include statements regarding future plans, strategies, results, or expectations that are not historical facts, and are generally identified by the use of words such as “believe,” “expect,” “intend,” “anticipate,” “will,” “estimate,” “project” or similar expressions. These statements are based on estimates and assumptions, and our ability to predict results, or the actual effect of future plans or strategies, is inherently uncertain. Our actual results could differ materially from those contemplated by these forward-looking statements. Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in local and national economies or market conditions; changes in interest rates; regulations and accounting principles; changes in policies or guidelines; loan demand and asset quality, including values of real estate and other collateral; deposit flow; the impact of competition from traditional or new sources; changes in tariffs and trade barriers, including potential changes in U.S. and international trade policies and the resulting impact on the Company and the Bank’s borrowers; and other factors. Readers should consider these risks and uncertainties in evaluating forward-looking statements and should not place undue reliance on such statements. We undertake no obligation to update these statements following the date of this press release.

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F&M BANK CORP.
Performance Summary
(in thousands, except share and per share data)
(unaudited)
	As of and for the Three Months Ended
	3/31/2026	12/31/2025	9/30/2025	6/30/2025	3/31/2025
Selected Income Statement Data
Interest and dividend income	$17,493	$17,622	$17,052	$16,812	$16,264
Interest expense	6,064	6,562	6,557	6,285	6,820
Net interest income	11,429	11,060	10,495	10,527	9,444
Provision for (recovery of) provision for credit losses	309	1,079	539	1,187	(104)
Net interest income after (recovery of) provision for credit losses	11,120	9,981	9,956	9,340	9,548
Noninterest income	2,897	2,798	2,734	2,792	2,847
Noninterest expenses	10,313	9,462	9,321	8,712	9,524
Income tax expense	478	434	445	455	414
Net Income	$3,226	$2,883	$2,924	$2,965	$2,457

Key Performance Ratios
Return on average assets[1,6]	0.94%	0.83%	0.87%	0.91%	0.76%
Return on average equity[1,6]	12.18%	10.99%	11.99%	12.81%	11.31%
Net interest spread [6]	2.95%	3.35%	3.31%	3.45%	3.13%
Net interest margin [6]	3.56%	3.40%	3.36%	3.48%	3.15%
Yield on earning assets [6]	5.44%	5.42%	5.45%	5.56%	5.43%
Cost of funds [6]	1.94%	2.07%	2.14%	2.11%	2.30%
Noninterest income to average assets [6]	0.85%	0.81%	0.82%	0.86%	0.88%
Noninterest expense to average assets [6]	3.01%	2.73%	2.78%	2.68%	2.96%

Share and Per Share Data
Net income (basic and diluted)	$0.91	$0.81	$0.82	$0.83	$0.70
Book value per share	29.98	29.46	28.52	26.56	25.62

Selected Balance Sheet Data
Assets	$1,408,951	$1,373,757	$1,358,109	$1,311,924	$1,312,159
Securities available for sale	350,506	345,339	329,423	340,021	321,158
Loans held for sale	3,693	3,191	1,288	2,280	634
Loans held for investment	896,865	886,253	872,308	848,773	827,007
Allowance for credit losses	7,910	7,818	7,848	8,312	7,762
Deposits	1,275,064	1,245,212	1,235,341	1,196,451	1,200,021
Non-interest bearing	290,343	279,398	280,937	278,322	271,400
Interest bearing	984,721	965,814	954,404	918,129	928,621
Borrowings	9,921	9,917	7,000	6,996	6,986
Shareholders' equity	106,707	104,788	101,493	94,741	91,311
Average shares outstanding (basic and diluted)	3,559,157	3,557,220	3,558,868	3,564,133	3,530,708

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F&M BANK CORP.

Performance Summary

(in thousands, except share and per share data)

(unaudited)

Loan Data
Residential construction	$26,802	$31,118	$31,805	$26,173	$24,377
Other construction and land development	42,005	39,187	42,281	38,807	61,275
Secured by farmland	117,937	115,000	111,163	105,235	88,323
Home equity	53,550	51,393	50,401	51,364	50,245
Residential mortgage loans	257,693	249,341	240,139	234,870	225,467
Multifamily	25,276	18,854	14,621	11,185	10,670
Owner occupied commercial real estate	89,930	96,651	92,302	94,021	81,724
Non-owner occupied commercial real estate	116,446	114,434	114,375	104,415	97,177
Commercial and industrial loans	81,363	77,013	75,111	75,547	72,398
Credit card and other consumer loans	11,804	11,963	12,242	12,592	13,273
Automobile loans	69,922	77,080	83,458	90,016	97,637
Other loans	4,137	4,219	4,410	4,548	4,441
Total loans held for investment	$896,865	$886,253	$872,308	$848,773	$827,007

Asset Quality
Nonperforming loans to total loans[3]	0.54%	0.68%	0.85%	0.90%	1.08%
Allowance for credit losses to total loans[2]	0.88%	0.88%	0.90%	0.98%	0.94%
Allowance for credit losses to nonperforming loans	163.13%	129.35%	105.31%	108.60%	86.76%
Nonperforming assets to total assets[4]	0.34%	0.44%	0.55%	0.58%	0.69%
Net charge-offs to average loans[6]	0.09%	0.50%	0.49%	0.25%	0.09%
Nonperforming loans	$4,849	$6,044	$7,452	$7,654	$8,947
Nonperforming assets	4,849	6,044	7,452	7,654	9,024
Net charge-offs	198	1,116	1,059	532	187

Capital Ratios[5]
Leverage	8.84%	8.73%	8.69%	8.68%	8.50%
Risk-based capital ratios:
Common equity tier 1 capital	13.18%	13.11%	12.76%	12.73%	12.57%
Tier 1 capital	13.18%	13.11%	12.76%	12.73%	12.57%
Total capital	14.10%	14.04%	13.69%	13.73%	13.50%

Other Data
Number of banking offices	14	14	14	14	14
Number of full-time equivalent employees	179	173	170	172	170

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F&M BANK CORP.
Non-GAAP Reconciliation
(in thousands, except share and per share data)
(unaudited)
	As of
	3/31/2026	12/31/2025	9/30/2025	6/30/2025	3/31/2025
Tangible Common Equity and Tangible Assets
Total Assets (GAAP)	$1,408,951	$1,373,757	$1,358,109	$1,311,924	$1,312,159
Subtract: Goodwill	(3,082)	(3,082)	(3,082)	(3,082)	(3,082)
Subtract: Core Deposit Intangibles, net	(51)	(55)	(63)	(70)	(78)
Tangible assets (Non-GAAP)	$1,405,818	$1,370,620	$1,354,964	$1,308,772	$1,308,999

Total Shareholders' Equity (GAAP)	$106,707	$104,788	$101,493	$94,741	$91,311
Subtract: Goodwill	(3,082)	(3,082)	(3,082)	(3,082)	(3,082)
Subtract: Core Deposit Intangibles, net	(51)	(55)	(63)	(70)	(78)
Tangible common equity (Non-GAAP)	$103,574	$101,651	$98,348	$91,589	$88,151

Tangible Common Equity to Tangible Assets ratio	7.37%	7.42%	7.26%	7.00%	6.73%

Tangible Book Value Per Share
Tangible Common Equity (Non-GAAP)	$103,574	$101,651	$98,348	$91,589	$88,151
Common shares outstanding, ending	3,559,157	3,557,060	3,559,084	3,567,056	3,563,910
Tangible Book Value Per Share	$29.10	$28.58	$27.63	$25.68	$24.73

[1]	Ratios are primarily based on daily average balances.
[2]	Calculated based on Loans Held for Investment, excludes Loans Held for Sale.
[3]	Calculated based on 90 day past due loans and non-accrual loans to Total Loans.
[4]	Calculated based on 90 day past due loans, non-accrual loans, and other real estate owned to Total Assets.
[5]	Capital ratios are for Farmers & Merchants Bank.
[6]	Annualized

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